EXHIBIT 10.66

AMENDED AND RESTATED JOINT VENTURE AGREEMENT

           This AMENDED AND RESTATED JOINT VENTURE AGREEMENT (this “Agreement”) is entered into as of the 30th day of December, 2004, by and among VaxGen, Inc., a Delaware corporation (“VaxGen”), Nexol Biotech Co., Ltd., a corporation organized under the laws of the Republic of Korea (“Nexol”), Nexol Co., Ltd., a corporation organized under the laws of the Republic of Korea (“Nexol Co”), KT&G Corporation (formerly Korea Tobacco & Ginseng Corporation), a corporation organized under the laws of the Republic of Korea (“KT&G”), and J. Stephen & Company Ventures Ltd., a corporation organized under the laws of the Republic of Korea (“JS,” and together with VaxGen, Nexol, Nexol Co and KT&G, the “Parties” and each a “Party”).

RECITALS

           WHEREAS, the Parties are parties to a Joint Venture Agreement dated February 25, 2002, which agreement was amended by a certain Amendment to Joint Venture Agreement (the “Amendment”) dated July 14th, 2004 (as so amended, the “Prior Agreement”).

           WHEREAS, pursuant to, and in accordance with, Section 23.3 of the Prior Agreement, the Parties desire to amend and restate the Prior Agreement in its entirety, such that upon execution and delivery of this Agreement, the Prior Agreement shall be of no further force and effect and shall be superceded in its entirety by this Agreement.

           NOW, THEREFORE, in consideration of the mutual premises, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending legally to be bound, hereby agree as follows:

1.      DEFINITIONS. Each capitalized term use, but not specifically defined in this Agreement, shall have the meaning ascribed to it in this Section 1.

          “Affiliate” of a Party means any corporation, association, or other entity which, directly or indirectly, controls the Party or is controlled by the Party or is under common control with the Party, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of an entity through the ownership of voting securities or otherwise, including, without limitation, having the power to elect a majority of the board of directors or other governing body of such entity.

          “Agreement” means this Joint Venture Agreement.

          “Amendment” has the meaning set forth in the Recitals of this Agreement.

          “Assignment Agreement” means that certain Assignment Agreement, entered into as of March 25, 2002, between VaxGen and JVC.

          “Board” means the Board of Directors of the JVC.

          “Breaching Party” has the meaning set forth in Section 12.3 of this Agreement.

          “Collateral Agreements” means, collectively, the License Agreement, the Sub-License Agreement, the Supply Agreement, and any other agreement, whether oral or written, entered into between or among any of the Parties or between or among any of the Parties and the JVC, in respect of, or in any way concerning, the JVC or the Korean Facility, but excluding this Agreement, the Assignment Agreement, and any and all agreements in respect of VCI.

          “Common Shares” means the common shares authorized for issuance by the JVC pursuant to Section 4.4 of this Agreement.

          “Continuing Parties” has the meaning set forth in Section 6.2(a) of this Agreement.

          “Contribution Agreement” means that certain Contribution Agreement, entered into as of February 25, 2002, by and among the Parties.

          “Conversion Date” has the meaning set forth in Section 4.1(c) of this Agreement.

          “Declaration of Persistence” has the meaning set forth in Section 16.1 of this Agreement.

          “Embarrassed Party” has the meaning set forth in Section 11.2(d) of this Agreement.

          “First Tranche” has the meaning set forth in Section 4.2(a) of this Agreement.

          “Government Approval” of any action to be taken by any Party or by the JVC herein means such approval of or confirmation or consent to said action, together with such licenses, permits, or other permissions reasonably required for said action, all as the statutes, decrees, regulations, and rulings of governmental authority within the Republic of Korea may require to be obtained in connection with said action from such governmental authority or from political subdivisions thereof. Whenever any form of the phrase “Government Approval” is used herein, it shall be interpreted and construed to include the requirement that such approval be in form and substance acceptable to the Parties hereto.

          “Independent Auditor” has the meaning set forth in Section 9.5(c) of this Agreement.

          “Initial Period” has the meaning set forth in Section 6.2 of this Agreement.

          “JS” means J. Stephen & Company Ventures Ltd., a corporation organized under the laws of the Republic of Korea.

          “JVC” means Celltrion, Inc., a joint stock company (chusik hoesa) organized under the laws of the Republic of Korea. The name of the JVC in Korean is “Chusik Hoesa Celltrion”.

          “Korean Facility” means a certain pharmaceutical manufacturing facility located in Incheon, Korea, which is owned by the JVC and constructed pursuant to the Original Agreement and certain of the Collateral Agreements.

          “KT&G” means KT&G Corporation (formerly Korea Tobacco & Ginseng Corporation), a corporation organized under the laws of the Republic of Korea.

          “License Agreement” means that certain License Agreement, entered into as of March 25, 2002, between VaxGen and the JVC.

          “Nexol” means Nexol Biotech Co., Ltd., a corporation organized under the laws of the Republic of Korea.

          “Nexol Co” means Nexol Co, Ltd., a corporation organized under the laws of the Republic of Korea.

          “Nexol Required Holding” has the meaning set forth in Section 9.1(a) of this Agreement.

          “Nominating Party” has the meaning set forth in Section 9.1(a) of this Agreement.

          “Offeree Parties” has the meaning set forth in Section 6.4(a) of this Agreement.

          “Option Period” has the meaning set forth in Section 6.4(d) of this Agreement.

          “Parties” has the meaning set forth in the preamble of this Agreement.

          “Party” has the meaning set forth in the preamble of this Agreement.

          “Par Value” has the meaning set forth in Section 4.4 of this Agreement.

          “Preferred Shares” means the Preferred Shares of the JVC (all of which shall convert into Common Shares pursuant to Section 4.1(c) of this Agreement); it being understood that any reference in this Agreement to Preferred Shares shall, after such conversion, refer to the Common Shares into which such Preferred Shares were converted.

          “Prior Agreement” has the meaning set forth in the Recitals of this Agreement.

          “Regular Board Meetings” has the meaning set forth in Section 9.1(c) of this Agreement.

          “Remaining Shares” has the meaning set forth in Section 6.4(c) of this Agreement.

          “Representative Director” has the meaning set forth in Section 9.1(b) of this Agreement.

          “Second Tranche” has the meaning set forth in Section 4.2(a) of this Agreement.

          “Seller” has the meaning set forth in Section 6.2(b) of this Agreement.

          “Shares” means the Common Shares and the Preferred Shares.

          “Special Board Meetings” has the meaning set forth in Section 9.1(c) of this Agreement.

          “Standstill Agreement” has the meaning set forth in Section 4.2(b) of the Agreement.

          “Sub-License Agreement” means that certain Sub-License Agreement, entered into as of March 25, 2002, between VaxGen and the JVC.

          “Supply Agreement” means that certain Supply Agreement entered into as of March 25, 2002 between VaxGen and Celltrion.

          “Terminating Party” has the meaning set forth in Section 12.3 of this Agreement.

          “Termination Agreement” has the meaning set forth in Section 3.1 of this Agreement.

          “Transfer” has the meaning set forth in Section 6.1(c) of this Agreement.

          “Transfer Notice” has the meaning set forth in Section 6.4(a) of this Agreement.

          “Third Party Purchaser” has the meaning set forth in Section 6.4 of this Agreement.

          “Unsubcribed Shares” has the meaning set forth in Section 4.2(a) of this Agreement.

          “VaxGen” means VaxGen, Inc., a Delaware corporation.

          “VaxGen Required Holding” has the meaning set forth in Section 9.1(a) of this Agreement.

          “VCI” means VaxGen-Celltrion, Inc. a California corporation.

          “VCI Facility” means the pilot manufacturing facility (at a scale between 500 and 1000 liters) which was constructed by the JVC and VaxGen in South San Francisco, California, U.S.A. for the manufacture of a number of pharmaceutical products with cell culture technology of VaxGen.

2.      INCORPORATION AND FORMATION OF CELLTRION

          2.1      Incorporation. Pursuant to Section 2.1 of the Prior Agreement, the Parties incorporated the JVC under the laws of the Republic of Korea on February 26, 2002.

          2.2      Articles of Incorporation; Internal Regulations. Pursuant to Section 2.2. of the Prior Agreement, the Parties have adopted Articles of Incorporation for the JVC, a copy of which is attached as Exhibit A to this Agreement. The Parties shall approve internal regulations for the JVC as necessary in conformity with the terms and conditions of this Agreement and the laws of the Republic of Korea. If, at any time, there is a discrepancy between this Agreement and the Articles of Incorporation or internal regulations, this Agreement shall govern and the Parties shall cause the Articles of Incorporation or internal regulations, as applicable, to be amended so that they are consistent with this Agreement.

          2.3      Duration of JVC. The duration of the JVC shall be perpetual, subject to the provisions of this Agreement, including, but not limited to, Section 11, hereof.

          2.4      Purpose. The purpose of the JVC is to engage in the following business activities:

                     (a)      the manufacture and sale of pharmaceutical products using cell culture technology;

                     (b)      research and development with respect to pharmaceutical products using cell culture technology; and

                     (c)      any and all acts, things, business and activities which are related, incidental or conducive, directly or indirectly, to the attainment of the foregoing objectives.

3.	TERMINATION OF COLLATERAL AGREEMENTS; ENTERING INTO TECHNICAL SUPPORT & SERVICES AGREEMENT

          3.1      Termination of Collateral Agreements. Pursuant to Section 3.1 of the Prior Agreement, the Parties caused the JVC to enter into the following agreements with VaxGen: the Supply Agreement, the License Agreement, the Sub-License Agreement, and the Assignment Agreement. Concurrently with the execution and delivery of this Agreement, the Parties shall cause the JVC to enter into the Termination Agreement with VaxGen, in the form attached hereto as Exhibit B (the “Termination Agreement”), pursuant to which the Collateral Agreements shall be terminated in their entirety, including, without limitation, any provisions contained therein that purport to survive a termination thereof, and shall no longer have any legal force or effect. In addition, concurrently with the execution and delivery of this Agreement, the Contribution Agreement is hereby terminated in its entirety, including, without limitation, any provisions thereof that purport to survive a termination thereof, and shall no longer have any force or effect.

          3.2      Technical Support & Services Agreement; Letter Agreement. Concurrently with the execution and delivery of this Agreement, the Parties shall cause the JVC to enter into with VaxGen (a) the Technical Support & Services Agreement in the form attached hereto as Exhibit C, pursuant to which the JVC shall have the right to continue to use certain technology previously transferred to it by VaxGen (to the extent that, and only for so long as, VaxGen has the right to provide such technology to Celltrion) and to request future technical support and the provision of certain services to the JVC by VaxGen (subject to the agreement by VaxGen), and (b) the letter agreement in the form attached hereto as Exhibit D, pursuant to which VaxGen will agree to exercise its option to purchase shares of common stock of VCI, held by the JVC. In the event that the VCI Facility has idle capacity, VaxGen shall consider, in its sole discretion, the use of the facility to support Celltrion business activities, including but not limited to process development, technology transfer and/or product manufacture. In addition, VaxGen will consider, in its sole discretion, providing on-site training to Celltrion staff at the VCI Facility, if so requested by Celltrion.

4.      CAPITALIZATION OF JVC

           4.1     General.

                     (a)      Prior Contributions. Prior to the date hereof, each Party has contributed to the JVC, the money or property set forth opposite such Party’s name on Schedule 4.1(a) hereof, in return for that number of Common Shares and/or Preferred Shares set forth opposite its name on Schedule 4.1(a) hereof.

                     (b)      Reserved.

                     (c)      Conversion of Preferred Shares. Concurrently with the termination of the Supply Agreement pursuant to the Termination Agreement (the “Conversion Date”), any and all Preferred Shares issued and outstanding as of the date hereof shall, subject to the approval at the shareholders meeting of the JVC in accordance with the Korean Commercial Code, convert into Common Shares on a one for one basis, and each Party, in its capacity as a shareholder of the JVC, hereby irrevocably votes to approve such conversion and agrees to take any and all actions necessary in order to effect the same. Each holder of Preferred Shares on the date hereof shall surrender the certificates representing such Preferred Shares to the JVC and, in exchange, the JVC shall issue to each such holder a certificate representing the Common Shares into which such Preferred Shares have converted pursuant to this Section 4.1(c).

          4.2      Additional Contributions.

                     (a)      Approved Offerings. The Parties have previously authorized the JVC to issue (i) up to 20,000,000,000 Won of Preferred Shares having a par value of 5,000 Won per share and an issue price of 5,000 Won per share (the “First Tranche”); provided, that such Preferred Shares shall not be issued after December 31, 2004, and hereby authorize the JVC to issue (ii) up to 10,000,000,000 Won of Common Shares having a par value of 5,000 Won per share and an issue price of 5,000 Won per share (the “Second Tranche”); provided, that such Common Shares shall not be issued prior to January 1, 2005, nor after December 31, 2005. If there are Preferred Shares which the then-existing shareholders of the JVC do not subscribe for in the First Tranche (the “Unsubscribed Shares”), the Board shall dispose of such Unsubscribed Shares as follows: (1) the shareholders of JS and/or the members of the investment association of JS shall be allowed to subscribe, with priority, for up to the number of Unsubscribed Shares that JS was authorized to subscribe for in the First Tranche; and (2) the investors designated by Nexol and/or Nexol Co shall be allowed to subscribe for the remaining number of Unsubscribed Shares; it being understood that such disposition of the Unsubscribed Shares shall occur on or prior to December 31, 2004. JS shall take all actions necessary to ensure that the offer and sale of any of the Preferred Shares to any shareholders of JS and/or members of the investment association of JS do not violate the laws of the Republic of Korean or other applicable securities laws, and Nexol and Nexol Co shall take all actions to ensure that the offer and sale of any of the Preferred Shares to investors designated by Nexol and/or Nexol Co do not violate the laws of the Republic of Korean or other applicable securities laws.

                     (b)      Standstill Agreement. VaxGen, KT&G and JS (including the investment associations of JS) shall not subscribe for the Common Shares in the Second Tranche (the “Standstill Agreement”). Any unsubscribed shares in the Second Tranche shall be sold to Nexol, Nexol Co and/or investors who participate in the Second Tranche through the recommendation of Nexol or Nexol Co; provided, that the Standstill Agreement shall expire if the Second Tranche is not completed on or prior to December 31, 2005. The Standstill Agreement shall only come into force if and when Nexol and Nexol Co. fully and precisely complete the First Tranche by subscribing for the remaining number of Unsubscribed Shares in accordance with Section 4.2(a).

                     (c)      Breach of Standstill Agreement. Since damages arising from a breach of the Standstill Agreement by VaxGen, KT&G, or JS (including the investment associations of JS) may be difficult to compute with precision, the Parties agree that any Party that violates the Standstill Agreement shall pay to Nexol or Nexol Co the greater of (i) the market price or (ii) the appraised value (as appraised by a licensed appraisal company) of the Common Shares that were subscribed for in violation of the Standstill Agreement. The Parties agree that such computation of damages is fair and reasonable. Application of this provision shall not prevent a Party hereto from enforcing its rights or augmenting its protection by such other remedies as may be available, including without limitation, injunctive relief.

          4.3      Additional Funding. Except as otherwise agreed upon by the Parties or as set forth herein, no Party shall be obligated to contribute any additional cash or property to the JVC or extend any financial assistance to the JVC.

          4.4      Authorized Shares. Unless otherwise agreed upon by the Parties, as provided in Section 9.4(b)(ix), the Parties shall cause the JVC to be authorized to issue only Common Shares. All Common Shares issued by the JVC shall have a par value of 5,000 Won per share (“Par Value”).

          4.5      Reserved.

          4.6      Reserved.

5.      RESERVED.

6.      TRANSFER OF SHARES

          6.1      Restrictions on Transfer. Except as permitted by this Section 6 or with the prior written consent of all of the other Parties, no Party shall:

                     (a)      transfer or sell any Shares;

                     (b)      grant, declare, create or dispose of any right or interest in any Shares; or

                     (c)      create or permit to exist any pledge, lien, fixed or floating charge encumbrance over any Shares (each action described in clauses (a) through (c), a “Transfer”).

          6.2      Initial Period. Except as otherwise permitted by this Section 6, during the period beginning February 25, 2002 and ending February 25, 2007 (“Initial Period”), no Party shall Transfer any Shares. After the expiration of the Initial Period, or with respect to the transfer of shares under Section 6.3 of this Agreement, a Party may Transfer its Shares if all of the following conditions are satisfied:

                     (a)      the other Parties (“Continuing Parties”) shall have received an accession agreement duly executed by the transferee of such Shares, pursuant to which such transferee agrees to be bound by the terms and conditions of this Agreement to the same extent that the transferor was bound prior to such Transfer;

                     (b)      any loans (or the relevant part thereof (being in proportion to the shareholding ratio proportion of the selling Party prior to such transfer)) owing at that time by the JVC to the Party wishing to Transfer its Shares (the “Seller”) shall first have been assigned to, or equivalent financing made available by, the transferee of such Shares;

                     (c)      any obligations of any Seller (or the relevant part thereof (being in proportion to the shareholding ratio prior to such transfer)) under any guarantees and/or indemnities to third parties in relation to the JVC’s business or in respect of loans which have not yet been advanced to the JVC shall first have been assumed by the transferee of such Shares; and

                     (d)      the Seller shall have complied with Section 6.4 of this Agreement.

          6.3      Notwithstanding the prohibition on Transfer of Shares during the Initial Period set forth in Section 6.2 above and the terms of Section 6.4 below, any Party may Transfer up to one third of its Shares in the JVC to the extent that the Transfer of such Shares is between such Party and its Affiliate, its shareholders or its investors, it being understood that (a) Nexol and/or Nexol Co shall have the right to Transfer up to one third of the Shares of the JVC held by Nexol and Nexol Co., but in no event shall such Transfer of the Shares by Nexol and/or Nexol Co be made in the open market to obtain higher proceeds, and (b) JS shall have the right to Transfer all of its Shares in the JVC, provided, that any such Transfer by JS shall be subject to the provisions of Section 6.4 of this Agreement.

          6.4      In the event that, after the Initial Period, a Seller proposes to Transfer its Shares to a proposed third party purchaser (“Third Party Purchaser”), the Continuing Parties shall have a right of first refusal with respect to the Seller’s Shares. For this purpose, no Transfer of the Seller’s Shares shall be made unless the following provisions are complied with in respect of such Transfer:

                     (a)      The Seller shall first give the other Parties (the “Offeree Parties”) written notice (“Transfer Notice”) of any proposed Transfer, together with details of the Third Party Purchaser, the purchase price and other material terms pursuant to which the Third Party Purchaser has offered to acquire the Shares.

                     (b)      Each Offeree Parties shall have thirty (30) days from the date of its receipt of the Transfer Notice to purchase, on the terms set forth in the Transfer Notice, that percentage of the Shares proposed to be Transferred by the Seller equal to a fraction, the numerator of which is the number of Shares held by such Offeree Party, and the denominator of which is the number of Shares held by all Offeree Parties.

                     (c)      In the event that any of the Offeree Parties elects not to purchase all or any portion of the Shares to which they are entitled pursuant to Section 6.4(b) during such thirty (30) day period (“Remaining Shares”), such Offeree Party shall notify the other Offeree Parties, and the other Offeree Parties shall have thirty (30) days to purchase all or a part of the Remaining Shares on the terms set forth in the Transfer Notice; provided, that if there is an oversubscription for such Remaining Shares, each Offeree Party that desires to purchase Remaining Shares shall be entitled to purchase that percentage of the Remaining Shares equal to a fraction, the numerator of which shall be the number of Shares held by such Offeree Party, and the denominator of which shall be the number of Shares held by all Offeree Parties desiring to purchase the Remaining Shares.

                     (d)      In the event that all or a part of the Shares proposed to be Transferred by the Seller are not Transferred in accordance with Section 6.4(a) through (c) within the aggregate sixty

(60) day period set forth above (“Option Period”), the Seller may Transfer such remaining Shares to the Third Party Purchaser on terms no less favorable to the Seller than those set forth in the Transfer Notice; it being understood that all such Transfers to the Third Party Purchaser shall be consummated no later than sixty (60) days after the expiration of the Option Period. If such Shares are not Transferred by the Seller within such sixty (60) day period, then the Seller shall be prohibited from Transferring such Shares without first complying again with the provisions of this Section 6.4.

          6.5      The Parties acknowledge and agree that damages arising from breach of the obligations under this Section 6 may be difficult to compute with precision. Accordingly, the Parties agree that any Party found to have Transferred any Shares in violation of the terms of this Section 6 shall pay to the non-breaching Parties twice the value of the Shares transferred in violation of this Article (as appraised by a licensed appraisal company) or twice the consideration received for said Shares, whichever shall be greater. The Parties agree that such computation of damages is fair and reasonable. Application of this provision shall not prevent a Party hereto from enforcing its rights or augmenting its protection by such other remedies as may be available to it under applicable law, including without limitation, injunctive relief.

          6.6      Notwithstanding anything to the contrary contained in this Agreement, the (a) Preferred Shares issued in the First Tranche (which Preferred Shares shall convert into Common Shares pursuant to Section 4.1(c) of this Agreement), and (b) Common Shares to be issued in connection with the Second Tranche shall not be subject to the provisions of Section 6, including, but not limited to, the restrictions on transfer set forth therein.

7.      RESERVED.

8.      RESERVED.

9.      MANAGEMENT OF THE JVC

          The JVC shall be managed in accordance with the provisions of this Section 9 and, subject to Section 2.2, the relevant provisions of the Articles of Incorporation of the JVC.

          9.1      Board of Directors

                     (a)      Subject to the provisions of this Section 9.1 (a), the JVC shall be administered and managed by the Board which shall consist of six (6) directors, two of whom shall be nominated by VaxGen, two of whom shall be nominated by Nexol, and one of whom shall each be nominated by KT&G and JS (each, a “Nominating Party”). VaxGen shall be entitled to nominate two of the six directors for so long as it retains at least two-thirds of the Shares of the JVC issued to it as of the date on which the JVC was incorporated (the “VaxGen Required Holding”), and Nexol shall be entitled to nominate two of the six directors for so long as Nexol and Nexol Co, including any indirect investor who has participated in the First Tranche through Nexol and Nexol Co and acquired the shares of the JVC from Nexol or Nexol Co, but excluding direct investors who participated in the First Tranche retain, in the aggregate, at least two-thirds of the shares of the JVC issued to them from the incorporation of the JVC through the completion of the First Tranche (the “Nexol Required Holding”); provided, that if either the Nexol Required Holding or VaxGen Required Holding is not maintained, then, automatically and without any further action of the Parties, (A) the number of directors comprising the Board shall be reduced to five (5), (B) the Board seat held by the most recently elected director for which Nexol (if it does not maintain the Nexol Required Holding) or VaxGen (if it does not maintain the VaxGen required holding), as applicable, was the Nominating Party shall be eliminated, and (C) thereafter, Nexol or VaxGen, as applicable, shall only be entitled to be the Nominating Party with respect to one (1) director of the Board. Each Party shall vote its Shares to cause the director or directors nominated by each Nominating Party to be elected, removed or replaced as the Nominating Party may from time to time require; provided, however, that if such removal or replacement is without cause, the Party proposing the removal or replacement shall indemnify and hold the JVC and the other Parties harmless for any and all damages and other expenses that may arise from such action. In case the position of a director becomes vacant for any reason, the Parties shall cause their Shares to be voted to elect a person nominated by the respective Party who was the Nominating Party with respect to the director whose position has become vacant, to fill such vacancy for the remainder of the term. In the event that there is any change in the shareholdings of the Parties of more than one-third of its initial shareholding as at the time of the incorporation of the JVC through the completion of the First Tranche, respectively, then each Party’s right to designate directors shall be adjusted in proportion to each Party’s shareholding ratio then in effect.

                     (b)      Meetings of the Board shall be called by the representative director (“Representative Director”), and notice of said meetings shall be given as set forth in the Articles of Incorporation of the JVC. In addition, any director for whom any Party is the Nominating Party shall be entitled to call a meeting of the Board for any legitimate business purpose. The Representative Director shall serve as the presiding officer of all meetings of the Board of Directors. If the Representative Director is absent or fails to serve as Chairman of any meeting, one of the other directors nominated by VaxGen shall preside over the meeting.

                     (c)      The Board shall hold four regular meetings annually, once a quarter (“Regular Board Meetings”), and shall hold additional meetings as necessary (“Special Board Meetings”).

                     (d)      The quorum for transacting business at any Regular Board Meeting shall be a majority of directors of the JVC present in person or by video-conferencing, and the quorum for any Special Board Meeting shall require the presence of at least one director nominated by VaxGen.

                     (e)      Except as otherwise provided in this Agreement or unless otherwise provided by applicable laws, the resolution of the Board at any meeting of the Board shall be adopted by an affirmative vote of a majority of the Directors represented at such meeting; provided, however, that the following matters may be adopted by the Board only with the unanimous votes of all the Directors:

                               (i)      Execution of a technology transfer related contract with any third party with a contract value in excess of US $1,000,000;

                              (ii)      Decision to make an investment in excess of US $1,000,000;

                              (iii)    Consenting to a director’s transaction with the JVC;

                              (iv)     Deciding on matters relevant to the issuance of new shares and convertible debentures that are not governed by the Articles of Incorporation;

                              (v)      Authorizing the issuance of debentures;

                              (vi)     Acquisition or disposal of the JVC’s assets in excess of US $1,000,000, which amount shall be automatically increased as of January the 1st of each year in proportion to any increase in the Consumer Price Index as published by the Bank of Korea for the previous calendar year;

                              (vii)    Any capital expenditure or commitment thereof involving an amount in excess of US $1,000,000, which amount shall be automatically increased as of January 1st of each year in proportion to any increase in the Consumer Price Index as published by the Bank of Korea for the previous calendar year;

                              (viii)   Lending or borrowing money in excess of five percent (5%) of the JVC’s annual turnover;

                              (ix)     Adoption of a new business, abolishment of any of its businesses, merger or acquisition of all or a substantial portion of shares, assets or business of another company; and

                              (x)      Issuance of Shares or any other shares of the JVC.

          9.2      Representative Director. For so long as VaxGen maintains the VaxGen Required Holding and Nexol and Nexol Co maintain the Nexol Required Holding, VaxGen and Nexol shall jointly be entitled to appoint the Representative Director of the JVC, who shall be elected by the Board, represent the JVC, and shall be in charge of the administration of all the daily business affairs of the JVC in accordance with the polices established by the Board and the shareholders; provided, however, that the Board shall decide on and elect the Representative Director of the JVC from the Representative Director candidates nominated by each of VaxGen and Nexol, in the event VaxGen and Nexol fail to reach an agreement regarding the appointment of the Representative Director; provided further, that if (a) the Nexol Required Holding is not maintained, Nexol shall forfeit its right to jointly appoint the Representative Director pursuant to this Section 9.2, and (b) if the VaxGen Required Holding is not maintained, VaxGen shall forfeit its right to jointly appoint the Representative Director pursuant to this Section 9.2.

          9.3      Statutory Auditor. The Parties shall cause the JVC to have one statutory auditor elected at a general meeting of shareholders of the JVC. VaxGen or the other Parties shall be entitled to nominate the statutory auditor upon mutual agreement among the Parties.

          9.4      General Meetings of Shareholders

                     (a)      The Parties shall cause the Board to decide the time and place for convening all general meetings of shareholders in accordance with the laws of the Republic of Korean and shall give notice to the shareholders thereof as set forth in the Articles of Incorporation of the JVC. The Representative Director shall serve as the presiding officer of general meetings of shareholders. If the Representative Director is absent or fails to so serve, one of the other directors nominated by VaxGen shall act as chair.

                    (b)      The Parties agree that the following matters shall require the affirmative vote of shareholders holding at least two-thirds of the total voting Shares represented at a general shareholder meeting, provided that the affirmative vote represents at least one-half of the total issued and outstanding Shares:

                               (i)      Amendment of the Articles of Incorporation;

                              (ii)     Merger, consolidation, sale or transfer of the whole or of an important part of the business or assets of the JVC, including the sale, transfer, or license of intellectual property other than in the ordinary course of business;

                              (iii)    Repurchase or redemption of equity securities, or payment of dividends or other distributions on equity securities, except as provided herein and except for repurchases of stock held by officers, employees, directors, or consultants of the Company pursuant to agreement approved by the Board;

                              (iv)     Dissolution, liquidation, recapitalization, or reorganization of the JVC;

                              (v)      Any fundamental change in the business or amendment to a business plan approved by the Board;

                              (vi)     Making, altering, or rescinding a contract for leasing the whole business, for giving authority to manage such business, or for sharing with another person all profits and losses;

                              (vii)    Assuming the entire business of another company in excess of US $1,000,000;

                              (viii)   Removal of a director or a statutory auditor or the Representative Director;

                              (ix)    Issuance of Shares or any other shares of the JVC at a price less than Par Value.

                              (x)      Reduction of paid-in capital;

                              (xi)     Continuation of the JVC after its dissolution or after it becomes dormant;

                              (xii)   Share split;

                              (xiii)   Issuance of convertible bonds or bonds with warrants to those who are not shareholders of the JVC; provided, that this provision shall not apply to the issuance of convertible bonds or bonds with warrants to those who are not shareholders of the JVC in amounts not to exceed the amounts that are permitted by the Article of Incorporation of the JVC to be issued without such shareholder approval;

                              (xiv)    Corporate split; and

                              (xv)     Appointment of organizing committee members in the event of consolidation.

          9.5      Management Planning and Accounting Systems

                    (a)      The Parties shall cause the JVC to continue to use management planning and accounting systems as in use by VaxGen both in format and timetable to the extent feasible, given the requirements of the law and practice of the Republic of Korea.

                    (b)      Reserved.

                    (c)      The Parties agree to cause the books and records of the JVC to be audited at the end of each accounting year during the term of this Agreement by an accounting firm which shall be appointed by the shareholders from among reputable accounting firms with international affiliates (“Independent Auditor”).

                    (d)      The Parties shall cause the JVC to cause the Independent Auditor to provide the Parties on an annual basis with audited financial statements in Korean and English prepared in accordance with generally accepted accounting principles of the Republic of Korea (“Korean GAAP”) and in a form acceptable to the Parties. The JVC shall take necessary measures to convert the financial statements prepared in accordance with Korean GAAP taking into account the generally accepted accounting principles of the U.S.A. and provide VaxGen with such converted financial statements. The audited financial statements shall be final and binding on the Parties as to the revenue, costs, fees, expenses, losses and profits of the JVC, in the absence of manifest error or fraud.

                    (e)      The Parties agree that the accounting year of the JVC shall be according to the calendar year.

                    (f)      For so long as any Party owns any Shares, such Party shall be entitled, at its own expense, to examine, or to appoint a firm of accountants to examine, the books, records, and accounts to be kept by the JVC and to be supplied with all information in such form as the Board determines to keep it properly informed about the business and affairs of the JVC and generally to protect its interests as a shareholder; provided, that this Section 9.5(f) shall not apply to any information which, if disclosed to such shareholder or its accountants, would cause the JVC to waive the attorney-client privilege. All information so disclosed pursuant to this Section 9.5(f) shall be subject to Section 14.

                    (g)      The Parties shall cause the JVC to provide each Party with an unaudited semi-annual report as well as an unaudited quarterly report of the JVC.

10.      COMPENSATION.

          10.1      The Parties agree in principle that only the directors serving in a full time management capacity (“standing directors”) shall receive compensation from the JVC. The non-standing directors and statutory auditor shall not receive any compensation from the JVC, but they shall be reimbursed for such travel and other expenses as they may reasonably incur in the event the Representative Director calls a Regular Board Meeting or a Special Board Meeting.

          10.2      Salaries, bonuses and other emoluments of standing directors and employees of the JVC shall be reviewed annually by the Parties in consultation with the directors of the JVC, and the general practice current in the Republic of Korea shall be taken into consideration.

11.      DURATION AND TERMINATION.

          11.1      This Agreement shall be effective on the date on which the following two (2) conditions are satisfied: (a) it has been executed and delivered by the Parties, (b) the JVC and VaxGen have executed and delivered that certain (i) Termination Agreement, (ii) Technical Support & Services Agreement in the form attached hereto as Exhibit C, and (iii) letter agreement in the form attached hereto as Exhibit D (relating to the agreement by VaxGen to purchase shares of common stock of VCI held by the JVC), each dated on even date herewith. Once effective, this Agreement shall continue in effect until terminated pursuant to the provisions of this Agreement or by mutual agreement of the Parties hereto. If any Party transfers all of its Shares in the JVC in accordance with the terms and conditions of this Agreement, such Party shall be required to continue keep all information concerning the JVC and the other Parties confidential, in accordance with Section 14.

          11.2      This Agreement shall be terminable by any Party upon sending written notice to the other Parties upon the occurrence of one or more of the following events:

                       (a)      if any enactment of law or regulation or any subsequent act of governmental authority in the Republic of Korea shall, in the reasonable opinion of such Party, (i) make performance of this Agreement impossible or unreasonably expensive or unreasonably difficult for such Party, (ii) alter the rights and obligations of the Parties from those agreed and contemplated by this Agreement, or (iii) interfere with the benefits contemplated herein to be received by such Party;

                       (b)      if any other Party shall commit a material breach of any of its obligations under this Agreement, which, if remediable, is not remedied within sixty (60) days from the giving of written notice to the breaching Party requesting such breach to be remedied;

                       (c)      if any other Party shall be or becomes incapable for a period of six (6) months of performing any of its obligations under this Agreement because of force majeure as defined in Section 17 hereof; or

                       (d)      if any other Party (“Embarrassed Party”) or its creditors or any other eligible party shall file for said Embarrassed Party’s liquidation, bankruptcy, reorganization, compulsory composition, or dissolution, or if the Embarrassed Party is unable to pay any debts as they become due, has explicitly or implicitly suspended payment of any debts as they became due

(except debts contested in good faith), or if the creditors of the Embarrassed Party have taken over its management, or if the relevant financial institutions have suspended the Embarrassed Party’s clearing house privileges, or if any material or significant part of the Embarrassed Party’s undertaking, property, or assets shall be intervened in, expropriated, or confiscated by action of any government.

12.      CONSEQUENCES OF TERMINATION.

          12.1      Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by mutual agreement of the Parties.

          12.2      Upon termination, each Party shall (at the request of the other Parties) take all steps necessary to ensure that the name of the JVC is immediately changed so that it no longer contains any reference to any company/corporation name, trade name, trademark or service mark then owned by the other Party or any of its Affiliates (other than the JVC), nor the Korean equivalent of any such name or mark.

          12.3      In the event this Agreement is terminated by a Party (“Terminating Party”) in consequence of breach of this Agreement by any of the other Parties (“Breaching Party”), then

                       (a)      the Breaching Party shall discontinue use, cancel and return the Terminating Party’s confidential and/or proprietary information, together with all reproductions and copies thereof and other written documents related thereto, retaining no reproductions or copies of or other written documents relating to said confidential and/or proprietary information; and

                       (b)      the Terminating Party shall enjoy (without prejudice to any right it may have to receive damages in consequence of breach of this Agreement) the right to secure, at the Breaching Party’s expense, an appraisal of the net worth of the Shares from an internationally recognized firm of accountants on a going-concern basis, and the Terminating Party shall have either of the following rights, at its option, and the Breaching Party shall have the corresponding obligations:

                                 (i)      to require the Breaching Party (and its Affiliates, if applicable) to sell all of its Shares of the JVC to the Terminating Party at the value as thus appraised. In the event that there is more than one Terminating Party, then the Terminating Parties shall purchase such Shares in proportion to their then current shareholding ratio; or

                                 (ii)     to require the Breaching Party to purchase all or any portion of the Shares of the Terminating Party at their value as thus appraised.

                       (c)      A contract for the sale and purchase of shares shall be deemed to have been entered into upon the dispatch of written notice to the Breaching Party of the election of the Terminating Party to exercise the option given in Section 12.3(b) above, and payment for the shares shall be due within sixty (60) days of the completion of the appraisal of the shares.

          12.4      Notwithstanding anything to the contrary set forth in this Agreement, in the event that this Agreement is terminated by VaxGen in consequence of breach of this Agreement by any of the other Parties, then the other Parties shall discontinue use, cancel and return, and shall cause the JVC to discontinue use, cancel and return VaxGen’s confidential and/or proprietary information, together with all reproductions and copies thereof and other written documents related thereto, retaining no reproductions or copies of or other written documents relating to said confidential and/or proprietary information.

          12.5      If this Agreement is terminated for any reason other than breach of one of the Parties, then:

                       (a)      The Terminating Party shall have the right, by written notice, to require the other Parties to discontinue use, cancel, and return (and to cause the JVC to discontinue use, cancel, and return) the confidential and/or proprietary information, supplied by such the Terminating Party, together with all reproductions and copies thereof and other written documents related thereto, retaining no reproductions or copies of or other written documents relating to said confidential and/or proprietary information.

                       (b)      Upon written request from the Terminating Party, all Parties shall meet and negotiate in good faith in order to reach a mutually acceptable agreement concerning the ultimate disposition of their ownership rights in the JVC. However, should such an agreement not be achieved within ninety (90) days of such notice, then any of the Parties may secure, at the JVC’s expense, an appraisal of the net worth of the JVC’s shares from an internationally recognized firm of accountants on a going-concern basis, and the Terminating Party shall have either of the following rights, at its option, and the other Parties shall have corresponding obligations:

                                 (i)      to require the other Parties (and their Affiliates, if applicable) to sell all of their shares in the JVC to the Terminating Party or to any designee of the Terminating Party at the value as thus appraised; or

                                 (ii)     the right to require the other Parties to purchase all or any portion of the shares of the Terminating Party and its Affiliates at the value as thus appraised.

                       (c)      In the event any non-Terminating Party fails to respond to the Terminating Party’s request, the contract for the sale or purchase of Shares shall be deemed to have been entered into upon the lapse of thirty (30) days from the dispatch of written notice to the other Parties of the election of the Terminating Party to exercise the option described in Section 12.5(b) hereof, and payment for the shares shall be due within sixty (60) days of the completion of the appraisal of the shares.

          12.6      The rights of the Terminating Party provided in this Section 12 shall be cumulative to, and not exclusive of, other rights to which the Terminating Party is entitled at law and/or under this Agreement.

13.      DISPUTE RESOLUTION AND GOVERNING LAW

          13.1      Any controversy or claim arising out of or in relation to this Agreement, or breach hereof, shall be finally settled by arbitration in Seoul, Korea if raised by VaxGen, and in California, U.S.A., if raised by any Party other than VaxGen.

                       (a)      The arbitration shall be conducted before three (3) arbitrators in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce then in effect.

                       (b)      The Party or Parties requesting arbitration shall appoint one arbitrator and the other Parties in the position of defendant shall jointly appoint a second arbitrator within thirty (30) days after receipt of a demand for arbitration. The arbitrators shall be freely selected, and the Parties shall not be limited to any prescribed list. The two arbitrators thus appointed shall, within thirty (30) days after both shall have been appointed, appoint a third arbitrator, who shall not be a national of the Republic of Korea or the U.S.A. and who shall preside over the arbitration proceedings.

                       (c)      If any appointment required herein shall not be made within the prescribed time, then such appointment may be made by the President of the International Chamber of Commerce in Paris.

                       (d)      The proceedings shall be conducted in English, and all arbitrators shall be conversant in and have a thorough command of the English language.

                       (e)      The award of the arbitrators shall be final and conclusive. All Parties taking part in the arbitration shall be bound by the award rendered by the arbitrators and judgment thereon may be entered in any court of competent jurisdiction.

                       (f)      Notwithstanding any other provision of this Agreement, any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrators.

          13.2      The validity, performance, construction and effect of this Agreement shall be governed by the substantive laws of the Republic of Korea.

14.      CONFIDENTIALITY

          14.1      Except as required by law or as reasonably required in order to secure the financing contemplated herein, each Party agrees to maintain the confidentiality of all information and data relating to the other Parties’ business, including, without limitation, economic, financial and/or technical information, disclosed, directly or indirectly, or disclosed by visual inspection, and shall not disclose such information and data to a third party without the prior written consent of the other Parties; provided, however, that the preceding obligation shall not apply to information which:

                       (a)      becomes part of the public domain through no fault of the receiving party;

                       (b)      is rightfully obtained by the receiving party from a third party which had the right to transfer such information without an obligation of confidentiality and without breaching any agreement to which it was a party;

                       (c)      is independently developed by the receiving party without reference to, or use of, the disclosing party’s confidential or proprietary information, as evidenced by written records; or

                       (d)      was lawfully in the possession of the receiving party at the time of disclosure, without restriction on disclosure, as evidenced by written records.

In addition, the receiving party may disclose confidential or proprietary information of the disclosing party as may be required by law, court order, governmental agency or quasi governmental agency, including, but not limited to the United States Securities and Exchange Commission and The Nasdaq National Market, with jurisdiction; provided, that before making such a disclosure the receiving party first notifies the disclosing party promptly and in writing and cooperates with the disclosing party, at the disclosing party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

          14.2      Each Party shall ensure that its employees, advisers, and agents are bound by the confidentiality obligations on terms substantially similar to those set out above.

15.      NON-WAIVER AND OTHER REMEDIES

          15.1      Failure of any Party to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of nor estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach, whether of similar nature or otherwise.

          15.2      Nothing in this Agreement shall prevent a Party from enforcing its rights by such remedies as may be available to it, under this Agreement or applicable law, in lieu of terminating this Agreement.

16.      UNENFORCEABLE TERMS

          16.1      In the event any material term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, any Party materially and adversely affected thereby shall have the right either to terminate this Agreement by giving at least thirty (30) day’s prior written notice to the other Parties or to declare by such notice that such invalidity, illegality or unenforceability shall not affect any other term or provision hereof (“Declaration of Persistence”). If each Party shall make a Declaration of Persistence, this Agreement shall be interpreted and construed as if such term or provision, to the extent unenforceable, had never been contained herein, and such declaration shall be deemed to have been made unless notice of termination hereunder is given within three (3) months of a written request therefor from the other Parties.

          16.2      The rights and obligations of the Parties set forth in Section 16.1 above shall apply mutatis mutandis, if any of the following events shall occur:

                       (a)      the introduction of any legislation or regulation overriding the rights of the shareholders of the JVC to appoint, replace or remove the directors;

                       (b)      any restrictions or limitation being imposed upon the essential powers of the directors of the JVC to administer its business; or

                       (c)      the JVC being required to dispose (or otherwise being deprived) of its business or a substantial part thereof by governmental authority.

17.      FORCE MAJEURE

          17.1      The failure or delay of any of the Parties hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, embargoes, strikes, lockouts, accidents in transportation, port congestion or other causes beyond its control (“force majeure”) shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying with any of its obligations shall not have caused such force majeure, shall have used reasonable diligence to avoid such force majeure and ameliorate its effects, and shall continue to take all actions within its power to comply as fully as reasonably possible with the terms of this Agreement.

18.      DISCLAIMER OF AGENCY

          This Agreement shall not be deemed to constitute any Party the agent of another Party hereto, nor shall it constitute the JVC an agent of any Party.

19.      ASSIGNABILITY

          Except as otherwise provided herein, this Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, devisees and successors, but neither this Agreement nor any rights hereunder shall be assignable, directly or indirectly, by any Party hereto without the prior written consent of the other Parties, which consent shall not be unreasonably withheld; provided, however, that this Agreement shall be automatically assigned to the surviving entity of any merger or consolidation involving any Party to the extent that such Party is not the surviving entity of the merger or consolidation.

20.      NOTICE

          20.1      Notices. All notices, requests, demands, claims, and other communications permitted or required to be given under this Agreement shall be in writing. Any such notice, request, demand, claim, or other communication shall be deemed duly given and received (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service, charges prepaid, (c) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail (with electronic verification of its transmission), or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to VaxGen:

1000 Marina Boulevard
Brisbane, California 94005
United States of America
Fax No: (650) 624-1001
Attention: Dr. Lance Gordon

If to Nexol:

Hanyang Securities Co., Ltd. Bldg., Suite 300,
17-3, Youido-dong, Youngdeungpo-ku, Seoul, Republic of Korea
Fax No: 82-2-786-6776
Attention: Mr. Hyoung-Ki Kim

If to Nexol Co:

Hanyang Securities Co., Ltd. Bldg., Suite 300,
17-3, Youido-dong, Youngdeungpo-ku, Seoul, Republic of Korea
Fax No: 82-2-786-6776
Attention: Mr. Hyoung-Ki Kim

If to KT&G:

100, Pyungchon-dong, Daeduk-gu, Daejon, Republic of Korea
Fax No: 82-2-3404-4670
Attention: Mr. Sang-Seock Kim

If to JS:

23rd Floor, City Air Tower, Samsung- Dong, Kangnam-ku, Seoul, Republic of Korea
Fax No: 82-2-2016-6509
Attention: Mr. Taxun Synn

20.2      Reserved.

         20.3      To prove service of notice, it shall be sufficient to prove that a telex, cable, or facsimile transmission containing the notice was properly addressed and properly dispatched or to show that a letter was properly addressed and posted, provided, that a return receipt or registered mail receipt has been returned to the sender indicating delivery of said letter.

          20.4      Any Party may change the address at any time by written notice to the other Parties delivered in accordance with this Section 20.

21.      LANGUAGE

          This Agreement is written in the English language and may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement. The English language text of the Agreement shall prevail over any translation thereof.

22.      RESERVED.

23.      ENTIRE AGREEMENT; WAIVER AND RELEASE

          23.1      This Agreement supersedes all previous representations, understandings, or agreements, oral or written, among the Parties with respect to the subject matter hereof, including, without limitation, the Prior Agreement, and the agreements and documents contemplated hereby contain the entire understanding of the Parties as to the terms and conditions of their relationship.

          23.2      Terms included herein may not be contradicted by evidence of any prior oral or written agreement or of a contemporaneous oral or written agreement.

          23.3      No changes, alterations, or modifications hereto shall be effective unless they are in writing and are signed by authorized representatives of all Parties and, if required, until they have received any necessary Government Approvals.

          23.4      Headings of sections in this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement.

          23.5      Each Party fully and forever releases and discharges each other Party, together with any and all of each other Party’s present or former agents, stockholders, directors, officers, employees, principals, successors and assigns (collectively the “Released Parties”), from and against any and all claims, actions, suits, causes of action, judgments, liens, promises, executions, debts, damages, demands, liabilities and controversies whatsoever, or every nature and description, in law or in equity, whether known or unknown and whether arising by statute, at common law or otherwise, which such Party ever had or now has against the Released Parties, from the beginning of the world to the date of this Agreement, and which arise out of, or relate to, the Prior Agreement, any Collateral Agreement, or the Contribution Agreement, and including, but not limited to, any inaccurate representation or breach of any warranty or covenant set forth therein.

24.      NON-COMPETITION

          During the term of this Agreement, no Party shall, without prior written consent from the other Parties, solicit, or permit any of its Affiliates to solicit, directly or indirectly, any employee of the JVC to become employed by or otherwise to perform any services for such Party or any third party.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first hereinabove set forth.

VAXGEN, INC.		KT&G CORPORATION

By:		By:

	Name: Dr. Lance Gordon		Name: Mr. Young-Kyoon Kwak
	Title: Chief Executive Officer		Title: President & CEO

NEXOL CO, LTD.		NEXOL BIOTECH CO., LTD.

By:		By:

	Name: Mr. Jung-Jin Seo		Name: Mr. Jung-Jin Seo
	Title: Representative Director		Title: Representative Director

J. STEPHEN & COMPANY VENTURES LTD.

By:

Name: Mr. Sun-Dae Kang
Title: CEO & Chairman

Schedule 4.1(a)

Prior Contributions

Name	Date of Contribution	Type of Contribution	Type of Shares	Number of Shares

VaxGen	2002.03.27	Property	Common Share	7,800,000

Nexol	2002.02.26	Money	Preferred Share	10,000
	2002.03.27	Money	Preferred Share	2,590,000

Nexol Co	2002.05.26	Money	Preferred Share	520,000

Parties Invited by Nexol/Nexol Co.	2002.09.19	Money	Preferred Share	130,000

KT&G	2002.03.27	Money	Preferred Share	2,600,000
	2002.09.19	Money	Preferred Share	130,000
	2003.01.29	Money	Preferred Share	130,000

JS	2002.02.26	Money	Preferred Share	600,000
	2002.03.27	Money	Preferred Share	1,350,000
	2002.09.19	Money	Preferred Share	195,000

• The above schedule contains information concerning contributions made and shares held prior to the date hereof, and does not contain any information regarding the transfer of shares on or after the date hereof.

Exhibit A

ARTICLES OF INCORPORATION

CELLTRION, INC.

Established February 26, 2002

Wholly Amended March 25, 2002

Amended April 30, 2002

Amended July 19, 2002

Wholly Amended February 22, 2003

Amended September 23, 2003

CHAPTER I. GENERAL PROVISIONS

Article 1. Corporation Name

The name of the Company shall be Chusik Hoesa Celltrion, which shall be written in English as “Celltrion, Inc.” (hereinafter referred to as “the Company”).

Article 2. Purposes

The purposes of the Company shall include but not be limited to:

(1)	The manufacture, export, and sale of pharmaceutical products using mammalian cell culture technology, including but not limited to a vaccine for HIV;

(2)	Research and development with respect to pharmaceutical products:

(3)	Any and all business activities incidental to the foregoing activities.

Article 3. Location of Head Office and Branches

The Principal Office of the Company will be located in Incheon City, Republic of Korea and branches, sub-offices or other business offices shall be established or closed elsewhere as required according to resolutions of the Board of Directors.

Article 4. Method of Notice

Public notice of the Company shall be given by publication in The Maeil Business Newspaper, a daily newspaper of general circulation in Korea.

CHAPTER II. CAPITAL AND SHARES

Article 5. Number of Authorized Shares

5.1	The total number of shares that the Company is authorized to issue shall be as follows:

Common Shares: 7,800,000 shares with a par value of 5,000 Won per share;
Preferred Shares: 12,515,000 shares with a par value of 5,000 Won per share.
5.2	No additional shares of the Company, whether common or preferred, may be authorized except pursuant to a resolution of a General Meeting of Shareholders.

Article 6. In-Kind Contribution

6.1	VaxGen, Inc. (“VaxGen”) shall be permitted to subscribe for shares of the Company by way of investment in-kind.

6.2	The in-kind investment by VaxGen shall be made as follows:

(1)

The in-kind investment shall take the form of the contribution of a package of technology relating to the manufacture of AIDSVAX, an HIV vaccine, consisting of (i) a non-exclusive sub-license, under the patent rights and know-how licensed from

Genentech Inc. relating to gp120, to manufacture AIDSVAX, (ii) a non-exclusive license, under certain intellectual property owned by VaxGen, to manufacture AIDSVAX and other products as the Company may choose to manufacture in the future, and such technologies as may be necessary for designing, operating, and validating the manufacturing plant that will be used to manufacture AIDSVAX, including technology for fermentation control and product isolation and processing and formulation.

(2)	Valuation of the technology: 39,000,000,000 Won, equivalent to approximately USD $30 million.

(3)	Shares to be issued: 7,800,000 Common Shares.

Article 7. Class and Par Value of Shares

7.1	Shares issued by the Company may be common and preferred shares in nominative form, and each share shall have a par value of 5,000 Won, all with full voting rights.

7.2	The Preferred Shares to be issued by the Company under this Article shall have the following features and/or be subject to the following terms:

(1)

Dividend Preference: Holders of the Preferred Shares shall be entitled to receive dividends at the rate of One Hundred per cent (100%) of the Par Value until such time that the Preferred Shares are converted to Common Shares per Article 7.2(d) below.

(2)

Immediate Participation: Holders of the Preferred Shares shall be entitled to participate in the Company’s profits beyond the amount of the Dividend Preference in the form of “Immediate Participation” (as opposed to simple participation). Accordingly, the holders of the Preferred Shares shall participate pro-rata with the holders of Common Shares in all distributed profits remaining after the preferred dividend is paid.

(3)

Cumulative: Holders of the preferred shares shall be entitled to the dividend preference on an cumulative basis so that any preferred dividend not paid in a given year will be forwarded to succeeding years as an outstanding obligation of the Company until paid off. The Company shall pay off these accrued dividends in the following order:

	(i)	the arrearage of preferred dividends,

	(ii)	preferred dividends for the current year, and

	(iii)	dividends to all shareholders.

(4)

Convertible: All the Preferred Shares shall be converted into Common Shares upon the occurrence of the earlier of the following events or dates: (i) the Supply Agreement entered into by and between the Company and VaxGen, Inc. is terminated in accordance with the terms thereof, or (ii) the end of the thirteenth (13th) fiscal year of the JVC.

(5)	Voting: Holders of the Preferred Shares shall be entitled to the same voting rights as the holders of the Common Shares

7.3

The Company shall issue eight (8) types of share certificates: one (1) share certificate, five (5) share certificate, ten (10) share certificate, fifty (50) share certificate, one hundred (100) share certificate, five hundred (500) share certificate, one thousand (1,000) share certificate, and ten thousand (10,000) share certificate.

Article 8. Share Certificates/Register of Shareholders

8.1

The share certificates of the Company shall be numbered, shall set forth the number of shares represented thereby and the holder’s name thereof, and shall be entered into the Register of Shareholders of the Company as soon as they are issued.

8.2

The share certificates of the Company shall be nominative and registered certificates and shall be in denomination and form as prescribed by the Board of Directors, but in any case, shall bear the following words: “Transfer of the shares of stock represented by this certificate is restricted subject to the Joint Venture Agreement dated February 25, 2002, among VaxGen, Inc., Nexol Biotech Co., Ltd., Nexol Inc., Korea Tobacco & Ginseng Corporation and J. Stephen & Company Ventures Ltd., a copy of which is on file at the principal office of the Company in Incheon, Korea.”

8.3	Certificates shall be signed by a Representative Director of the Company certifying the class and number of shares owned by each shareholder in the Company.

8.4

The Company shall maintain a Register of Shareholders in which all the operations effected with the shares shall be registered, within 30 days following the date of execution, indicating the name of the subscriber or previous owner and the assignee or acquirer. The Company, absent judicial resolution to the contrary, shall consider as owner of the shares the persons registered as such in the Register of Shareholders.

Article 9. Payment of Shares

Payment for subscribed shares shall be made in cash payable to a bank or banks designated by the Company or in kind or in combination of both. Only those shares that have been fully paid can be issued.

Article 10. Transfer of Shares

Transfer of shares shall be made by delivery of the appropriate share certificates to the transferee. Transfer of a registered share shall not be binding on the Company until the name and address of the transferee are duly entered in the Register of Shareholders upon application therefor.

Article 11. Preemptive Rights to New Shares

11.1

Each of the shareholders shall have a preemptive right to subscribe for any additional shares to be issued by the Company in proportion to its shareholding immediately prior to the time the shares are issued.

11.2

Notwithstanding the provision of Paragraph (11.1) above, the Company may allocate new shares to persons other than shareholders in compliance with the laws and regulations or in the following cases by resolution of Board of Directors:

(1)	When the Company offers to subscribe for new shares or makes the underwriters to subscribe for new shares in accordance with the Securities Exchange Act (“SEA”);

(2)	when the Company issues new shares to increase its capital through public offering with the resolution of the Board of Directors;

(3)	when the Company issues new shares to the members of the Employee Stock Ownership Association;

(4)	when the Company issues new shares upon exercising stock purchase option in accordance with the Korea Commercial Code;

(5)	when the Company issues new shares by the issuance of DR in accordance with the relevant regulations of SEA;

(6)	when the Company issues new shares to foreign investors in accordance with the Foreign Investment Promotion Act;

(7)	when the Company issues new shares to the venture capital firms in accordance with the Small and Medium Enterprise Inauguration Support Act; or

(8)

when the Company issues new shares to the domestic/overseas companies or persons to achieve the business objects such as introduction of new technology, improvement of the financial status, or reorganization of the business structure.

11.3

In case any shareholder waives or loses its preemptive right, or odd lots occur in the allocation of new shares, those available shall be disposed of in accordance with a resolution of the Board of Directors.

Article 12. Capital Increase by Public Subscription, etc.

12.1

The Company may issue new shares by the resolution of the Board of Directors, to the extent not exceeding 30/100 of the total number of issued shares, with the method of subscription for new shares and underwriting by underwriters in accordance with the Securities and Exchange Act and other relevant laws and regulations.

12.2

The Company may issue new shares by the resolution of the Board of Directors, to the extent not exceeding 30/100 of the total number of issued shares, with the method of capital increase by public subscription.

12.3

The Company may issue new shares by the resolution of the Board of Directors, to the extent not exceeding 30/100 of the total number of issued shares, to preferably allocate the new shares to the Employee Stock Ownership Association.

12.4

The Company may issue new shares by the resolution of the Board of Directors, to the extent not exceeding 30/100 of the total number of issued shares, with the method of issuance of stock depository receipt.

12.5

The Company may issue new shares by the resolution of the Board of Directors, to the extent not exceeding 30/100 of the total number of issued shares, to allocate the new shares to the foreign investors in accordance with the Foreign Investment Promotion Act.

12.6

The Company may issue new shares by the resolution of the Board of Directors, to the extent not exceeding 30/100 of the total number of issued shares, to allocate the new shares to the Small and Medium Enterprise Start-up Business Investment Companies in accordance with Support for Small and Medium Enterprise Establishment Act.

12.7

The Company may issue new shares by the resolution of the Board of Directors, to the extent not exceeding 30/100 of the total number of issued shares, for the purpose of achieving the management goals including the introduction of new technologies, improvement of financial structure, and restructuring of business structure of the Company, to allocate the new shares to domestic or foreign individual or corporations.

12.8	In the cases of issuing new shares with the method of 12.1 through 12.7, the class, the number of shares to be issued and the issue price shall be decided by the resolution of the Board of Directors.

Article 13. Stock Options

13.1

The Company may grant to its directors, statutory auditors and employees, who contribute to, or have the ability to contribute to, the improvement of the managerial performance of the Company and technical innovation, etc., stock options as prescribed in Article 340-2 of the Korean Commercial Code (‘Stock Option’) to the extent not exceeding 10% of its total issued and outstanding shares by the special resolution of the general meeting of shareholders. Notwithstanding the above, the Stock Options may not be granted to the following persons:

(1)	Any shareholder holding more than 10% of the total issued and outstanding shares of the Company excluding non-voting shares;

(2)	Any person who exercises actual influence over such important managerial matters as the appointment or dismissal of directors and/or statutory auditors; or

(3)	A spouse and direct ascendant or descendant of any person described in subsection (1) or (2) above

13.2

Shares to be delivered upon exercise of Stock Option (in the event the difference between the exercise price and market price of the Stock Option is converted into cash or treasury stocks, it shall mean the shares that form the basis for calculation of the amount of such difference) shall be registered common shares or registered preferred shares.

13.3

The total number of directors, statutory auditors and employees of the Company to be granted the Stock Options shall not exceed 99% of the total number of directors, statutory auditors and employees of the Company.

13.4	The exercise price of the Stock Options shall not be less than the following amount (This will also apply to the case where the exercise price is adjusted after the Stock Options is granted);

(1)	In the case of issuing new shares, the higher of the actual value of the shares as of the date of granting the Stock Option and the par value of such shares; and

(2)	In the event the Company transfers its treasury stocks, the actual value of the shares as of the date of granting the Stock Option.

13.5

The Stock Options may be exercised in accordance with an agreement to be separately executed, during the period commencing on the date (‘Commencing Date’) when two (2) years have been passed after the date of special resolution of the general meeting of shareholders approving the grant of the Stock Options and ending on the date when ten (10) years would have been passed after the Commencing Date.

13.6	The Stock Options may be exercised by the directors, statutory auditors and employees,

who have been in office for at least two (2) years from the date of special resolution of the general meeting of shareholders approving the grant of such Stock Options. Provided, however, if any director, statutory auditor or employee who has been granted the Stock Option, dies, resigns or retires due to mandating age limit or any cause not attributable to such director, statutory auditor or employee respectively during the above two (2) year period, such director, statutory auditor or employee or his/her successor may exercise the Stock Option during the exercise period.

13.7	Any Stock Option granted may be cancelled by the resolution of the board of directors of the Company in any of the following cases:

(1)	A director, statutory auditor or employee voluntarily retires or resigns after being granted Stock Option;

(2)	A director, statutory auditor or employee causes material damage to the Company due to his or her willful or negligent misconduct;

(3)	Due to bankruptcy or liquidation of the Company, the director, statutory auditor or employee is not able to exercise the Stock Options; or

(4)	Any of the causes for cancellation prescribed in the Stock Option Agreement has occurred.

13.8	Article 14 shall apply mutatis mutandis to the distribution of dividend for the new shares issued pursuant to the exercise of the Stock Option.

Article 14. Dividends calculation date for new shares

If the Company issues new shares by way of capital increase with or without consideration or share dividends, for the purposes of the distribution of dividends for such new shares, the new shares shall be deemed to have been issued at the end of the fiscal year immediately preceding the fiscal year in which such new shares are issued.

Article 15. Alteration of Entry and Registration of Pledge

15.1

A shareholder desiring an alteration of entry due to transfer of shares by assignment, sale or other similar cause shall submit an application to the Company in the form prescribed by the Company together with the relevant share certificates.

15.2

A shareholder desiring an alteration of entry due to causes other than transfer of shares by assignment, sale or other similar cause shall submit an application to the Company, and evidence of cause, in the form prescribed by the Company together with the relevant share certificates.

15.3	A shareholder requiring registration of a pledge on his shares shall submit an application to the Company in the form prescribed by the Company together with the relevant share certificates.

15.4

Upon receiving the above application, the Company shall examine the documents and enter the transfer into the Register of Shareholders and return to the applicant the effected share certificates concerned, on which a Representative Director of the Company shall have affixed his registered seal for confirmation.

Article 16. Reissuance of Share Certificates

16.1

A shareholder desiring reissuance of a share certificate for reason of partition or amalgamation of shares, or damage or soiling to share certificates shall submit an application to the Company in the form prescribed by the Company together with the share certificates to be canceled. However, when the damage or soiling is so extreme that the share certificates are not legible, they shall be deemed as lost, and the following provision shall apply for their replacement.

16.2

A shareholder desiring issue of new share certificates due to loss of the share certificates shall submit to the Company an application in the form prescribed by the Company together with the original or the certified copy of a judgment of nullification with respect to the share certificates lost.

Article 17. Fees

In cases where Articles 15 and 16 apply, fees may be collected from the applicants as prescribed by the Company.

Article 18. Transfer Agent

Notwithstanding the provisions of Article 15 through Article 16, the Company may have the transfer agent. In this case, the transfer agent, the location where its services are to be rendered and the scope of its duties shall be determined by the Board of Directors of the Company and shall be publicly announced. The Company shall keep the Register of Shareholders or a duplicate thereof at the location where the transfer agent perform its duties, and have the transfer agent handle the activities of making entries in the Register of Shareholders, registering the creation and cancellation of pledges, representing and canceling the trusts, issuing share certificates, receiving reports, and perform other related duties. The procedures relating to the activities of the transfer agent shall be in accordance with the Regulations on Securities Transfer Agency Services.

Article 19. Report of Address and Seals

19.1

Shareholders, registered pledgees, and their attorneys shall be reported immediately to the Company (or to the transfer agent when the Company has the transfer agent in accordance with Article 18) with their names, addresses and seals, and changes thereto.

19.2

An attorney for a shareholder or registered pledgee shall submit to the Company (or to the transfer agent when the Company has the transfer agent in accordance with Article 18) a certificate of his Power of Attorney. Any change thereof must be reported to the Company (or to the transfer agent when the Company has the transfer agent in accordance with Article 18) by submission of necessary certificate or evidence.

Article 20. Suspension of Entry to Register of Shareholders

20.1

In order to ascertain which persons are entitled to exercise voting rights, receive dividends, or exercise other rights as shareholders or pledges, the Company shall suspend entry or alteration in the Register of Shareholders during the period from the day following the last day of each fiscal year to the closing of the ordinary general meeting of shareholders held for such fiscal year.

20.2

The Company shall deem any shareholder whose name appears in the Register of
Shareholders on December 31 to be the shareholders who shall be entitled to exercise the rights at the ordinary general meeting held for such fiscal year.

20.3	This provision may also apply during the period from the date or posting of notice for calling an extraordinary general meeting of shareholders to the date on which such meeting is held.

Chapter III. BONDS

Article 21. Issuance of Convertible Bonds

21.1

The company may issue convertible bonds by the resolution of the Board of Directors to persons other than shareholders provided that the sum of the face value of the issued convertible bonds shall not exceed fifty billion (50,000,000,000) Won.

21.2

In the case mentioned in Paragraph 1 above, in accordance with a resolution of the Board of Directors, convertible bonds may be issued on condition that only a part thereof can be converted into shares.

21.3

Shares to be issued as a result of conversion shall be common shares or preferred shares and the conversion price, which shall be determined by the Board of Directors at the time of issuance of the convertible bonds, shall be equal to or exceed the face value of shares.

21.4

The period during which conversion may be requested shall commence on the date three month after the date of issuance of the convertible bonds and end on the date one day prior to the date of redemption, provided that the Board of Directors may resolve to adjust the conversion period within the above period.

21.5	The allocation of the profit for the shares to be issued as a result of conversion and the payment of interest for convertible bonds shall be in accordance with Article 14.

Article 22. Issuance of Bonds with Warrants

22.1

The Company may issue bonds with warrants by the resolution of the Board of Directors to persons other than shareholders, provided that the total sum of the face value of the issued bonds with warrants shall not exceed twenty billion (20,000,000,000) won.

22.2

The total amount of new shares which may be subscribed for by warrant holders shall be determined by the Board of Directors, provided that total amount of such new shares shall not exceed the face value of the bonds with warrants.

22.3

The shares to be subscribed for by warrant holder shall be common shares or preferred shares and the subscription price, which shall be determined by the Board of Directors at the time of the issuance of the bonds with warrants, shall be equal to or exceed the face value of shares.

22.4

The period during which a warrant holder may exercise warrant rights for new shares shall be from the date three (3) month after the date of issuance of the bonds with warrants to the date one day before the redemption date. The Board of Directors may resolve to adjust the conversion period within the above period.

22.5	The allocation of the profit for the shares to be issued as a result of exercising warrant rights shall be in accordance with Article l4.

CHAPTER IV. GENERAL MEETING OF SHAREHOLDERS

Article 23. Types and Times of General Meetings

23.1	General meetings of the shareholders of the Company shall be ordinary or extraordinary.

23.2

The ordinary general meeting of shareholders shall be convened within three months following the end of each fiscal period. Extraordinary general meetings of shareholders may be convened, when necessary, by the resolution of the Board of Directors or other relevant laws and regulations.

Article 24. Place and Notice of General Meetings

24.1

All ordinary and extraordinary general meetings of the shareholders may be held at the Principal Office of the Company or at such other place as may be determined by the Board of Directors, within or outside the Republic of Korea.

24.2

Notice from a Representative Director, of each general meeting of the shareholders of the Company, stating the date, time and place of the meeting and purposes for which the meeting has been called, shall be delivered in writing or e-mail at least two (2) weeks prior to the date set for such general meeting; provided that a general meeting shall, notwithstanding that it has been called by shorter notice than that specified in this Article, be deemed to have been duly called if it is so agreed by all the shareholders entitled to attend and vote at such meeting.

24.3	The general meeting of shareholders shall not resolve matters other than those stated in the notice of the meeting unless all the shareholders of the Company agree otherwise.

Article 25. Quorum Requirement and Method of Resolution

25.1

Except as otherwise provided for in the following paragraph of this Article 19 or required by mandatory provisions of the Korean Commercial Code or by any provision of these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a simple majority vote of shares entitled to vote which are present in person or by proxy and such vote shall constitute at least one-fourth (1/4) of the then issued and outstanding shares of the Company.

25.2

The following matters shall require the special resolution of a general meeting of shareholders which shall be adopted by the affirmative vote of at least two-thirds (2/3) of the shares which are present in person or by proxy and such vote shall constitute at least one half of the then issued and outstanding shares of the Company:

(1)	Amendment of the Articles of Incorporation;

(2)

Merger, consolidation, or sale or transfer of the whole or of an important part of the business or assets of the Company, including the sale, transfer, or license of intellectual property other than in the ordinary course of business;

(3)	Repurchase or redemption of equity securities, or payment of dividends or other distributions on equity securities, except for repurchases of stock held by officers, employees, directors, or consultants of the Company pursuant to agreement approved by the Board of Directors;

(4)	Dissolution, liquidation, recapitalization, or reorganization of the Company;

(5)	Any fundamental change in the business

(6)	Making, altering, or rescinding a contract for leasing the whole business, for giving authority to manage such business, or for sharing with another person all profits and losses;

(7)	Assuming the entire business of another company in excess of US$ 1,000,000;

(8)

Entering into an agreement within two years of incorporation to acquire, for value equivalent to not less that one-twentieth of the capital of the Company, property existing prior to its incorporation and intended to be continuously used for purposes of the business;

(9)	Removal of a director or a statutory auditor or a representative director;

(10)	Issuance of shares at a price less than par value;

(11)	Reduction of paid-in capital;

(12)	Continuation of the company after its dissolution or its dormancy;

(13)	Share split;

(14)	Issuance of convertible bonds or bonds with warrants to those who are not shareholders of the company;

(15)	Corporate split;

(16)	Appointment of organizing committee members in the event of consolidation; and

(17)	Any other matters that require a special resolution of the shareholders at a general meeting under the Korean Commercial Code or as agreed upon by the shareholders.

Article 26. Right to Vote, Voting by Proxy

26.1	In all matters, each shareholder shall have one vote for each share registered in his name.

26.2	The Company shall not be entitled to vote in respect of its own shares.

26.3

A shareholder may exercise his voting right by proxy, having another person represent him. Any corporation which is a shareholder of the Company may authorize such person as it thinks fit to act as its representative at any meeting of the Company and the person so authorized shall be entitled to exercise the same powers on behalf of that corporation as the corporation could exercise if it were an individual shareholder of the Company. Any such representative must submit documentation acceptable to the Company establishing his power of representation.

Article 27. Presiding Officer of General Meeting

The Representative Director nominated by the foreign shareholder shall preside at all general meetings of shareholders. If the Representative Director nominated by the foreign shareholder is absent or fails to preside over a meeting, then the other Representative Director shall preside over the meeting. If both Representative Director are absent or fails to preside over the meeting, then one of other directors nominated by the foreign shareholders shall preside over the meeting.

Article 28. Maintenance of Order by Chairman

28.1

The Chairman of the General Meeting of Shareholders may order any person who speaks or takes actions to willfully disturb the General Meeting to be prohibited from speaking, or to be dismissed from the General Meeting.

28.2	The Chairman of the General Meeting of Shareholders may restrict the time and frequency of speech of Shareholders when he deems such action to be necessary to smoothly preside the General Meeting.

Article 29. Minutes

Minutes of the proceedings of general meeting shall be prepared in English and Korean, and shall be signed or sealed by the Presiding Officer of the meeting and all Directors present. The minutes shall be kept in the Company’s records.

CHAPTER V. DIRECTORS AND AUDITORS

Articles 30. Number, Qualification and Method of Election

30.1	The Company shall have five (5) Directors and one Statutory Auditor who shall be elected at a general meeting of shareholders as prescribed by the Korean laws.

30.2

The Directors and the Statutory Auditor shall not be required to hold any shares of stock in the Company as a condition or qualification for holding office. Nor shall they be disqualified by reason of their being officers, directors, or shareholders of any other company.

30.3

Directors shall be elected at the shareholders meeting by affirmative votes of majority of the shareholders attending the General Meeting of Shareholders and the approval of the holders of at least 1/4 of total issued and outstanding shares of the Company. And the cumulative voting provided in Article 382-2 of the Commercial Code does not apply to the election of Directors.

30.4	The agenda for election of Statutory Auditor shall be separately resolved from the agenda for election of Directors.

30.5

The Statutory Auditor shall be elected by affirmative votes of majority of the shareholders present at the General Meeting of Shareholders and the approval of the holders of at least 1/4 of total issued and outstanding shares of the Company. Provided, however, that any shareholder who holds more than 3/100 of the total outstanding shares may not exercise his vote in respect of the shares in excess of the above limit, in the election of auditors under Article 23.1. For the purpose of calculating the number of shares held by a shareholder, the number of voting shares held by the largest shareholder and the specially related persons, by the persons holding shares in the calculation of the largest shareholder or the specially related persons, and by the person who have entrusted his voting rights to the largest shareholder or the specially related persons shall be added up.

Article 31. Term of Office and Vacancies

31.1

The term of office of a Director shall be one (1) year. That term of office, however, shall be extended until the closing of the general meeting of shareholders convened first following the last fiscal period comprising the incumbent’s term of office.

31.2	The Directors shall be eligible for re-election upon the expiration of their terms of office.

31.3

The term of office of the Statutory Auditor shall be effective until the closing of the ordinary general meeting of shareholders held for the last accounts closing period within three (3) years after the assumption of office of Statutory Auditor.

31.4

In the event of any vacancy in the office of Director or Statutory Auditor, the shareholders shall agree upon and elect a replacement. Replacements shall be elected in accordance with Article 18 at a general meeting of shareholders that shall be convened as soon as possible after the vacancy occurs. A substitute Director shall serve the balance of the term of the person being replaced but a Statutory Auditor elected as replacement shall serve a new full term of office.

Article 32. Powers and Duties of the Board of Directors

Except as otherwise provided herein, or in the Korean Commercial Code, or in resolutions adopted at general meetings, the Board of Directors shall decide by resolution all important matters relating to the daily management of the business of the Company and shall supervise the management of the Company carried out by the Representative Directors of the Company. The Board of Directors shall discuss and decide at least all major matters concerning the Company.

Article 33. Composition of the Board of Directors, Meetings, Notice and Place of Meetings

33.1	The Board of Directors of the Company shall consist of all the directors elected at the general meeting of shareholders. Meetings of the Board of Directors shall be convened by a Representative Director when he deems the same to be necessary or advisable, or promptly upon the request of any Director in writing.

33.2

A Representative Director shall send a notice of each meeting of the Board of Directors, setting forth the date, time, place and agenda of the meeting via facsimile or e-mail to all Directors and Statutory Auditor, at lease one (1) week prior to the date set for such meeting.

33.3	At the meeting, Directors may act only with respect to matters set forth in the notice, unless all Directors in office otherwise so agree.

33.4

Irrespective of the foregoing Paragraph 2, meetings of the Board of Directors may be held without conforming to such procedure set forth above when written consent thereto has been obtained, prior to the meeting, from all the Directors and the Statutory Auditor.

33.5

The meeting of the Board of Directors shall in principle be held at the registered office of the Company or at other place designated by the Chairman in convening the meeting, or, as a matter of exception, outside of Korea as decided by the Board.

33.6

Upon the written request of one of the Directors specifying the matters to be discussed, the Chairman of the Board of Directors shall convene an interim meeting of the Board of Directors at a convenient location.

33.7

Expenses incurred by the Directors and the Statutory Auditor in attending meetings of the Board of Directors shall be borne by the Company. Further, incidental expenses, such as the renting of conference rooms, translators, etc., shall be paid by the Company.

33.8	The meeting of the Board of Directors may be held via video conference subject to requirement of valid notice per Paragraph 2.

33.9	The Board shall hold four regular meetings annually, once a quarter (“regular Board Meetings”) and shall hold additional meetings as necessary (“Special Board Meetings”)

Article 34. Representative Directors

The Company shall have two (2) independent Representative Directors, who shall be elected by the Board of Directors from among its members. Each of the Representative Directors shall represent the Company independently and shall manage the daily affairs of the Company, subject to such policies established by the Board of Directors and the shareholders.

Article 35. Presiding Officer of the Board of Directors

The Representative Director nominated by the foreign shareholder shall serve as the Chairman of the Board and preside over all meetings of the Board of Directors. If the Representative Director nominated by the foreign shareholder is absent or fails to serve as Chairman of any meeting, then the other Representative Director shall preside over the meeting. If both Representative Directors are absent or fails to preside over the meeting, then one of other directors nominated by the foreign shareholders shall preside over the meeting.

Article 36. Adoption of Resolutions

36.1

Should any director be unable to attend the meeting of the Board of Directors, the absent director shall be deemed to have waived his right to vote in such meeting. Each director including the Chairman of the Board of Directors shall have only one (1) vote with no deciding vote in case of a tie.

36.2

The quorum for transacting business at any meeting of the Board of Directors shall be a majority of Directors of the Company present in person or by video-conferencing, provided that such quorum shall require the presence of at least one (1) director nominated by the foreign shareholder.

36.3

Unless otherwise provided by applicable laws or any agreements by and among the shareholders, the resolution of the Board at any meeting of the Board shall be adopted by an affirmative vote of a majority of the Directors present at such meeting; provided, however, that the following matters shall be adopted by the Board with the unanimous votes of all the Directors:

	(1)	Execution of a technology transfer related contract with any third party with a contract value in excess of US $1,000,000

	(2)	Decision to make an investment in excess of US $1,000,000;

(3)	Consenting to a director’s transaction with the Company;

(4)	Deciding on matters relevant to the issuance of new shares and convertible debentures that are not governed by the Articles of Incorporation;

(5)	Authorizing the issuance of debentures;

(6)

Acquisition or disposal of the Company’s assets in excess of US $1,000,000, which amount shall be automatically increased as of January the 1st of each year in proportion to any increase in the Consumer Price Index as published by the Bank of Korea for the previous calendar year;

(7)

Any capital expenditure or commitment thereof involving an amount in excess of US $1,000,000, which amount shall be automatically increased as of January the 1st of each year in proportion to any increase in the Consumer Price Index as published by the Bank of Korea for the previous calendar year;

(8)	Lending or borrowing money in excess of 5 percent of the Company’s annual turnover; and

(9)	Adoption of a new business, abolishment of any of its businesses, merger or acquisition of all or a substantial portion of shares, assets or business of another company.

Article 37. Minutes

37.1

All copies of the minutes of the meetings of the Board of Directors shall be prepared in English and Korean. The Chairman of the meeting, all other Directors present and the Statutory Auditor if present at the meeting shall sign such minutes and affix their seals thereon. The minutes shall be kept in the Company’s records.

37.2

Board meetings shall be conducted in English with an interpreter present to facilitate simultaneous translation into or from Korean, to the extent necessary. Minutes of all meetings of the Board of Directors and resolutions adopted in lieu of a meeting, in both Korean and English, shall be kept in the minutes book of the Company at the Company’s legal address.

Article 38. Duties of the Statutory Auditor

38.1

The Statutory Auditor shall inspect the performance of the Directors, and may at any time ask the directors for a report on the operation of the Company or may examine the business and financial conditions of the Company.

38.2

The statutory auditor shall examine the agenda and all documents to be submitted by a Director to the general meeting of shareholders, and shall present his opinions at meetings of shareholders as to whether or not the documents contain provisions which infringe the applicable statutes or the Articles of Incorporation, or include other matters of undisputable impropriety.

38.3

The Statutory Auditor shall examine the financial statements and other necessary or pertinent papers and documents to be submitted by a Representative Director pursuant to Article 42 of the Articles of Incorporation, and submit the Audit Report to the Board of Directors within four (4) weeks from the date of receipt of such documents.

38.4

The Statutory Auditor may attend and present his opinions at meetings of the Board of Directors, and shall report to the Board of Directors when he deems any Director has infringed or is likely to infringe applicable statutes or the Articles of Incorporation.

38.5

The Statutory Auditor may demand to convene an extraordinary general meeting of shareholders by filing with the Board of Directors a written application which shall state the object and reasons for the convening of the meeting.

38.6	The Statutory Auditor may not concurrently hold a position of director, manager or employee of the Company or its subsidiary.

38.7	The Statutory Auditor may attend and present his opinion at a general meeting of shareholders deliberating his termination.

38.8

The Statutory Auditor shall maintain a record in respect to his auditing activities. In the record, there shall be recorded the main points on which the auditing activities has been conducted, and the results of the auditing activities, and the auditors who have carried out the auditing activities shall sign or seal on it.

Article 39. Election, Duty and Compensation of Officers

39.1

The Officers of the Company shall be the Senior Vice President, the Vice President and any other officer the Board of Directors may wish to appoint. All Officers shall be elected or appointed by the Board of Directors and shall hold office at the pleasure of such Board.

39.2	The Officers shall have powers, responsibilities and duties as shall be designated by the Board of Directors.

39.3

In principle, only the directors serving in a full time management capacity (“standing directors”) shall receive compensation from the Company. The non-standing directors and statutory auditor shall not receive any compensation from the Company, but they shall be reimbursed for such travel and other expenses as they may reasonably incur to participate at meeting of the Board of Directors.

39.4	Salaries, bonuses and other emoluments of officers and employees of the Company shall be determined in consultation with the Directors of the Company.

39.5

Salaries, bonuses and other emoluments of Directors and Statutory Auditor shall be determined by the resolution of the Board of Directors meeting within the range resolved in the General Meeting of Shareholders. The agenda for determining the compensation of Statutory Auditor shall be separately resolved from the agenda for determining the compensation of Directors.

39.6

Payment of retirement allowance of Directors, Statutory Auditor and officers shall be made in accordance with the Regulations on Payment of Retirement Allowance of Directors and Officers adopted at General Meeting of Shareholders.

CHAPTER VI. ACCOUNTING

Article 40. Fiscal Period

The fiscal period of the Company shall begin on the first date of January each year and end on the last day of December of that year.

However, the first fiscal period shall begin on the date of incorporation and end on December 31st of that year.

Article 41. Management Planning and Accounting System

41.1

The Company shall adopt management planning and accounting systems as in use by the foreign shareholder, both in format and timetable to the extent feasible, given the requirements of Korean law and practice.

42.2

The books and records of the Company shall be audited at least once a year by an accounting firm which shall be appointed from among reputable accounting firms with international affiliates (“Independent Auditor”).

42.3

The Company shall cause the Independent Auditor to provide the shareholders meeting on an annual basis with audited financial statements prepared in accordance with generally accepted accounting principle of Korea and of the U.S.A. The audited financial statements shall be final and binding on the shareholders as to the revenue, costs, fees, expenses, losses and profits of the Company, in the absence of manifest error or fraud.

42.4

Each shareholder shall be entitled to examine, or to appoint a firm of accountants to examine the books, records. In case of appointment of an accounting firm, it shall be resolved in the shareholders meeting.

42.5

The Company shall keep an unaudited semi-financial statements as well as an unaudited quarterly financial statements in the Company. And the shareholders who want to see these financial statements can see within the Company’s business hour.

Article 42. Preparing and Compiling Financial Statements

42.1

A Representative Director shall prepare the following documents, with their supplementary data and submit them to the Statutory Auditor six (6) weeks prior to the date of the general meeting of shareholders after obtaining the approval of the Board of Directors:

	(1)	A Balance Sheet as of the end of the fiscal year;

	(2)	A Profit and Loss Statement for the previous fiscal year;

	(3)	Proposals for the appropriation of the retained earnings or deficits; and

	(4)	A Business Report for the previous fiscal year.

The Statutory Auditor shall submit the Audit Report the Directors within four (4) weeks from receipt of the aforesaid documents from a Representative Director. The aforesaid documents shall be placed at the registered office of the Company for inspection by the shareholders for one week prior to presentation of the same to the ordinary general meeting of shareholders for approval thereof.

42.2	A Representative Director shall, when the financial statements referred to above have been approved by the general meeting of shareholders, make public notice of the Balance Sheet without delay.

Article 43. Disposition of Profit and Loss

In calculating the profit or loss of the Company for any fiscal period, the balance remaining form the gross income for such period, after deducting business expenses including depreciation, interest and corporate and other taxes, shall be the profit for such fiscal period, and shall be disposed of in the following order of priority:

(1)	Replenishment of any capital deficit carried over from prior years, if any;

(2)	Contributions to reserves required by law and such other reserves as may be decided by the general meeting of shareholders; and

(3)	Payment of dividends to shareholders, within one (1) month of the date of declaration of such dividends.

Article 44. Payment of Dividends

Dividends shall be paid to the shareholders or the pledges of the Company who have been duly entered in the Register of Shareholders as of the end of each fiscal year.

CHAPTER VII. ADDENDA

Article 45. Application of the Commercial Code

Matters not specifically provided for herein shall be determined in conformity with resolutions adopted at meetings of the Board of Directors, with resolutions adopted at general meetings of shareholders and/or with the relevant provisions of the Korean Commercial Code as the case may be.

Article 46. Language of Company Documents

All notices, agenda, financial statements, and related documents and reports made or utilized in relation to meetings of shareholders and Board of Directors meetings shall be prepared in the English and Korean languages, unless the shareholders or directors on any specific occasion otherwise so agree.